Exhibit 10.10

PERPETUA RESOURCES IDAHO, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Perpetua Resources Idaho, Inc., an Idaho corporation (the “Employer”) and James A. Norine (the ”Executive”), effective as of December 1, 2025 (the “Effective Date”).

1.Employment and Duties.

(a)General.  The Executive shall serve as the Senior Vice President Projects of the Employer, reporting to the Chief Executive Officer of the Employer (the “CEO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, and perform such services on behalf of the Employer consistent with the business purposes of the Employer, as may be reasonably assigned to the Executive from time to time by the CEO. The Executive shall perform his or her duties and responsibilities hereunder to the best of his or her abilities and in a diligent, trustworthy, business-like and efficient manner.

(b)Exclusive Services.  For so long as the Executive is employed by the Employer, the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO, and shall use the Executive’s best efforts to promote and serve the interests of the Employer, including its global reputation and social media footprint. The Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder.

(c)Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements.  The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of the Employer and its affiliates that is pre-existing or hereafter adopted by the Employer, Perpetua Resources Corp. (the “Company”), the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof; (ii) that any such cash-or equity-based incentive compensation granted on or after the Effective Date will be subject to any compensation recovery or recoupment policy applicable to executives of the Employer and its affiliates that is pre-existing or hereafter adopted; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and any other applicable law.

2.Term of Employment.  The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue for a period of three (3) years, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the “Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this

Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Term shall automatically (and without any additional action) reset to an initial three (3) year period to begin the day immediately preceding consummation of a Change in Control (as defined in Section 4(b), below).

3.Compensation and Benefits.  Subject to the provisions of this Agreement, the Employer shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)Base Salary.  The Employer shall pay to the Executive an annual salary (the ”Base Salary”) at the rate of $330,000.00, payable in substantially equal installments at such intervals as may be determined by the Employer in accordance with the Employer’s then-current ordinary payroll practices as established from time to time. To the extent Base Salary is increased, then the defined term “Base Salary” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(c)Sign-On Equity Awards.  On December 5, 2025, the Executive shall be granted an equity award pursuant to its shareholder approved equity plan (with forms of award that are publicly filed) as follows: A stock-settled performance share unit (“PSU”) award covering 5,000 shares of the Company’s common shares (the “PSU Award”), that will vest, if at all, upon the achievement of operational milestones (in each case, as reasonably determined by the Committee and provided the Executive remains in continuous service with the Employer through each applicable vesting date), as follows: (A) 50% of the PSUs (2,500 PSUs) will vest upon final investment decision; and (B) 50% of the PSUs (2,500 PSUs) will vest upon achievement of 50% construction completion.

(c)Annual Target Bonus.  For each calendar year during the Term beginning with 2025, the Executive shall be eligible for a performance-based cash bonus pursuant to the Employer’s annual bonus plan as then in effect, with a target of 60% of the Executive’s Base Salary (the “Annual Target Bonus”), with an actual bonus payout that ranges from 0% to 200% of the Annual Target Bonus; provided, however, that with respect to the annual bonus for 2025, Base Salary for determining such bonus shall be prorated based upon number of days the Executive is employed during 2025. Such bonus will be (i) considered earned only if the Executive remains employed with the Employer on the date such bonus is paid and (ii) paid in the form of a lump sum cash payment no later than March 31st of the calendar year that immediately follows the calendar year to which the bonus relates.

(d)Annual Equity Awards.  Unless otherwise determined by the Board or the Compensation Committee of the Board (the “Committee”), the Executive shall be eligible for an annual equity award under the Company’s Long-Term Incentive Plan (“LTIP”) or any successor plan providing for long-term equity awards, subject to the terms and conditions set forth in the applicable incentive plan or award agreement(s) (e.g., vesting, acceleration, restrictive covenants, and other market-based terms for this role), having a grant date fair market value (as determined by the Committee) equal to 125% of the Executive’s Base Salary, with the target and the range of

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eligible compensation being set by the Committee in a manner that is consistent with the process and setting of the targets for other similarly situated officers of the Employer.

(e)Employee Benefits.  The Executive shall be entitled to participate in all employee benefit arrangements that the Employer may offer to its executives of like status from time to time, and as may be amended from time to time. The Executive is entitled to 20 business days per calendar year of paid time off and vacation, in addition to the Employer’s annual vacation and PTO days recognized as national holidays, subject to the Employer’s policies applicable to all employees.

(f)Expenses.  The Executive shall be entitled to reimbursement of business expenses from the Employer that are incurred in the ordinary course of business.

4.Rights Upon a Termination of the Executive’s Employment.

(a)Termination of Employment by the Employer for Cause or by the Executive Without Good Reason.  If the Executive’s employment with the Employer is terminated by the Employer for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Employer: (i) any unpaid Base Salary accrued through the termination date; (ii) a lump sum payment for any accrued but unused vacation pay; (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Employer during the Term (collectively, such (i) through (iv) being the ”Accrued Rights”).

(i)For purposes of this Agreement, the term “Cause” shall mean a termination by the Employer of the Executive’s employment with the Employer because of: (A) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Employer or any of its affiliates or otherwise impair or impede any of their operations; (C) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of U.S. federal or applicable Canadian securities laws) that is injurious to the Employer or any of its affiliates; (D) the Executive’s material breach of a written policy of the Employer or the rules of any governmental or regulatory body applicable to the Employer that is or could be injurious to the Employer or its affiliates, or the Executive’s material breach of this Agreement; (E) the Executive’s willful and repeated refusal to follow the lawful and reasonable directions of the CEO; or (F) any other willful misconduct by the Executive which is materially injurious to the financial condition, operations or business reputation of the Employer or any of its affiliates. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Employer is terminated without Cause, the Employer shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidence supports such an action.

(ii)For purposes of this Agreement, the term “Good Reason” shall mean

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a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Base Salary and incentive compensation opportunity, the latter being considered in the aggregate; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to the Executive as of the Effective Date; (C) a material breach by the Employer of any term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Employer’s parent entity in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control or to have the Term renewed immediately prior to such Change in Control in accordance with the last sentence of Section 2, above. No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the CEO written notice (in accordance with Section 4(g), below) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Employer within thirty (30) days of the CEO’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Employer has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any attempt by the Employer to correct a stated Good Reason shall not be deemed an admission by the Employer that the Executive’s assertion of Good Reason is valid.

(b)Termination of Employment by the Employer without Cause or by the Executive for Good Reason not in Connection with a Change In Control. If the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason, other than within the twenty-four (24) month period following a Change in Control and the twelve (12) month period immediately preceding a Change in Control (the ”Protection Period”), then the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) a lump sum cash payment from the Employer equal to 1 times Base Salary, (iii) a lump sum cash payment from the Employer equal to 1 times Annual Target Bonus (subsection (ii) through (iii) being the ”Involuntary Termination Severance Benefits”), (iv) payment of unpaid Annual Bonus Target, if any, for the year prior to termination, and (v) a portion of any unvested equity awards under the Company’s LTIP which shall immediately vest, such portion to be equal to the number of unvested awards held by the Executive as of the date of termination, multiplied by a fraction, the numerator of which is the number of days between the date of grant and the date of termination and the denominator of which is the number of days between the date of grant and the date of any unvested awards originally scheduled to vest, and for the purpose of this calculation with respect to PSUs, such portion will be determined based upon the target number of PSUs. To the extent payable in cash, the Involuntary Termination Severance Benefits shall be paid to the Executive in a lump sum within the timing requirements set forth in Section 4(f), below.

(i)For purposes of this Agreement, the term “Change in Control” shall mean the consummation of any of the following events, as determined in the sole and absolute discretion of the Employer:

(A)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a

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trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, acquires securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (including, by way of example, if a person currently is the beneficial owner with respect to 30% of the Company’s securities, and such person becomes the beneficial owner with respect to an additional 20% of the Company’s securities);

(B)The sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction under Sections 355 or 368 of the Internal Revenue Code of 1986, as amended (the “Code”), directly or indirectly, of such assets to the Company’s shareholders;

(C) A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the members of the Board are Incumbent Directors. For this purpose, “Incumbent Directors” are members of the Board who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but does not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board); or

(D) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c)Change in Control; Termination of Employment Related to a Change in Control.

(i)Upon consummation of a Change in Control, all of the Executive’s then unvested outstanding equity awards shall become fully vested, with performance-based vesting awards becoming vested at target levels (as reasonably determined by the Employer).

(ii)If a Change in Control of the Company is consummated and the Executive’s employment with the Employer is terminated by the Company or the Employer (or any successor thereto) without Cause during the Protection Period, or by the Executive for Good Reason during the Protection Period, or upon a failure of the Employer (or any successor or acquirer to the Company) to renew the Term (in contradiction of the last sentence of Section 2,

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above), then the Executive shall receive the following from the Employer: (A) the Accrued Rights; (B) a lump sum cash payment from the Employer equal to 1 times Base Salary; (C) a lump sum cash payment from the Employer equal to 1 times the greater of (y) the most recent paid annual bonus and (z) the Annual Target Bonus; and (D) full vesting acceleration of all unvested outstanding equity awards, with performance-based vesting awards becoming vested at target levels (as reasonably determined by the Employer) (collectively, (B) through (D) being the “Change in Control Severance Benefits”). To the extent payable in cash, the Change in Control Severance Benefits shall be paid to the Executive by the Employer in a lump sum payment within the timing set forth in Section 4(f), below.

(d)No Continued Benefits Following Termination; Termination Due to Death or Disability.  Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Employer, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Employer under the terms of this Agreement. Additionally, and notwithstanding anything in this Agreement to the contrary, a termination of the Executive’s employment with the Employer due to the Executive’s death or disability shall not entitle the Executive (or his or her estate or heirs) to any severance benefits under this Agreement except for the Accrued Rights and rights the Executive has pursuant to his or her equity incentive awards.

(e)Resignation from Directorships, Officerships and Fiduciary Titles.  The termination of the Executive’s employment with the Employer for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company and the Employer, unless mutually agreed upon by the Executive and the Employer; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company and/or the Employer. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f)Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, the Employer shall not make or provide the Involuntary Termination Severance Benefits or the Change in Control Severance Benefits (collectively, the “Severance Benefits”) under this Section 4, unless the Executive timely executes and delivers to the Employer a general release (which shall be provided by the Employer not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the “Waiver and Release”), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(f) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release straddles two (2) calendar years, then the Severance Benefits shall be paid or commence being paid, as applicable, in the

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second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(g)Notice of Termination.  Any termination of employment by the Employer or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Employer for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5.Confidentiality, Non-Compete and Intellectual Property.  The Confidentiality, Non-Compete, and Intellectual Property Agreement attached hereto as Exhibit B is incorporated into this Agreement by reference, as will any subsequently amended or restated versions (the “Restrictive Covenants”). As a condition to continued employment, the Executive shall execute any standard revisions to such document. Any breach (or threatened breach) by the Executive of the Executive’s obligations under the Restrictive Covenants, as determined by the Employer in its reasonable discretion, shall constitute a material breach of this Agreement.

6.Section 280G Payments.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or the Employer or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company or the Employer and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the “280G Firm”). In order to assess whether payments under this Agreement

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or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7.Section 409A of the Code.  This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Employer shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a)Any reimbursement of any costs and expenses by the Employer to the Executive under this Agreement shall be made by the Employer in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8.Miscellaneous.

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(a)Defense of Claims.  The Executive agrees that, during and following the Term, upon request from the Employer, the Executive will cooperate with the Employer in the defense of any claims or actions that may be made by or against the Employer or its affiliates that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Employer or its affiliates in such claim or action. The Employer agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Employer, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a).

(b)Mutual Non-Disparagement.  The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Employer or its affiliates or any of its respective directors, officers or employees.

(c)Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Employer may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

(d)Amendment, Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)Entire Agreement.  This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f)Governing Law/Venue.  This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Idaho, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Ada County, Idaho, for the purposes of any proceeding arising out of or based upon this Agreement. Except as otherwise required by law or legal process,

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in the event of a dispute between the parties under this Agreement, the parties hereto agree to enter non-binding mediation in good faith prior to initiating a lawsuit or other legal action.

(g)Binding Arbitration.  The Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in Boise, Idaho in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Employer and the Executive shall equally share the legal costs and expenses of such arbitration; provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h)No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i)Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j)No Assignment.  Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity. The Employer

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shall cause any successors to all or substantially all of the Employer’s assets to expressly assume this Agreement.

(k)Successors; Binding Agreement.  Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l)Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:	Perpetua Resources Idaho, Inc.
405 S. 8th Street, Suite 201
Boise, Idaho 83702
Attn: Jon Cherry

With a Copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Joanna Enns & Anthony Eppert

If to the Executive:	James A. Norine
[***]

(m)Withholding of Taxes.  The Employer may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(n)Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o)Construction.  Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p)Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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(q)Survival.  This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 (“Rights Upon a Termination of the Executive’s Employment”), Section 5 (“Confidentiality, Noncompete and Intellectual Property”) and its corresponding Exhibit B, Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(e) (“Entire Agreement”), Section 8(f) (“Governing Law/Venue”), Section 8(g) (“Binding Arbitration/Equitable Remedies”), Section 8(k) (“Successors/Binding Agreement”), and Section 8(l) (“Notices”).

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

PERPETUA RESOURCES IDAHO, INC.		EXECUTIVE
The “Employer”

By:	/s/ Jonathan Cherry	/s/ James Norine
Jim Norine
Its:	Authorized Signatory
		Dated:	December 2, 2025
Dated:	December 4, 2025

Attachments:

Exhibit A:	FORM OF WAIVER AND RELEASE

Exhibit B:	FORM OF RESTRICTIVE COVENANTS AGREEMENT

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